UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 24, 2006

Commission File Number	Exact name of registrant as specified in its charter	IRS Employer Identification No.
1-12577	SITEL CORPORATION	47-0684333

MINNESOTA

(State or Other Jurisdiction of Incorporation or Organization)

7277 WORLD COMMUNICATIONS DRIVE OMAHA, NEBRASKA	68122
(Address of Principal Executive Offices)	(Zip Code)

(402) 963-6810

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Ableco Finance LLC (“Ableco”) and Wells Fargo Foothill, Inc. (“WFF”), each have executed and delivered along with SITEL Corporation (the “Company”) a Waiver and Consent to Credit Agreement (collectively, the “Waivers”), on March 24 and March 29, 2006, respectively. Under the Waivers, Ableco and WFF agreed to waive specified defaults under the Credit Agreement entered into on August 19, 2005, and consented to an intercompany loan to one of the Company’s international subsidiaries in an aggregate US Dollar equivalent amount not to exceed $7,000,000, to be secured by the subsidiary’s assets and pledged to Ableco and WFF, to permit the subsidiary’s payment of certain municipal taxes and related interest and penalties without application against the existing limitations on intercompany loans under the Credit Agreement. The waived defaults existed as a result of (i) the financial statements of the Company delivered to Ableco and WFF prior to the waiver being inaccurate as a result of the accounting irregularities with respect to the books and records of the international subsidiary, as previously reported in the Company’s Form 8-K filed on March 3, 2006, including the failure to take into account such municipal taxes and related interest and penalties due to local tax authorities in the preparation of such financial statements constituting breaches of Sections 4.11, 4.18 and 5.13 of the Credit Agreement and Events of Default under Sections 7.2 and 7.9 of the Credit Agreement and (ii) the failure of the Company to timely deliver to Ableco and WFF projections for the fiscal year ending December 31, 2006 and the certification with respect to the projections, constituting a breach of Section 5.3 of the Credit Agreement and an Event of Default under Section 7.2(a) of the Credit Agreement.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SITEL Corporation
(Registrant)

Date: March 30, 2006	By	/s/	Jorge A. Celaya
Jorge A. Celaya
Chief Financial Officer